Exhibit 77(i)

Terms of new of amended securities

1. At its December 15, 2010 meeting, the Board of Directors of ING Variable Portfolios, Inc. (“IVPI”) approved the creation of ING Australia Index Portfolio (“Australia Index Portfolio”) and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IVPI’s registration statement registering shares of Australia Index Portfolio. The Board also approved the requisite plans, agreements and other routine matters with respect to the establishment of Australia Index Portfolio.